Janet Nittmann

jnittmann@doversaddlery.com

Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Appoints John W. Mitchell as New Director to Board

LITTLETON, MA – November 15 , 2006 – Dover Saddlery, Inc. (NASDAQ: DOVR), the largest direct marketer of equestrian products in the United States, announced today John W. Mitchell has been elected to the Company’s Board of Directors, effective November 14, 2006. Mr. Mitchell’s term as a Class II Director continues until Dover Saddlery’s 2007 annual meeting of stockholders.

Mr. Mitchell, 57, currently serves as Vice President and General Counsel of Aavid Thermal Products, Inc. (Aavid), a leading thermal engineering company headquartered in Concord, New Hampshire. For the past 11 years, Mr. Mitchell has co-led the corporate development function at Aavid and a group of public and private Aavid affiliates, with a particular focus in corporate governance, corporate finance, investor relations, mergers and acquisitions, commercial, compliance and legal. Previously, Mr. Mitchell practiced business law as a senior partner with Sulloway & Hollis, of Concord, New Hampshire.

“We are pleased to announce John Mitchell’s election to the Board,” commented Steve Day, Board Chairman and Dover’s President and Chief Executive Officer. “It is a pleasure to welcome a high caliber board member such as John Mitchell. He is a very talented and accomplished executive with extensive public company governance experience. I join everyone at Dover Saddlery in looking forward to his future contributions to the company.”

Mr. Mitchell has been appointed to serve as an independent director on the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com .

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “ Item 1A Risk Factors ” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and more recent quarterly reports on Form 10Q on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward- looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.